Exhibit 10.26

Execution Copy

REORGANIZATION AGREEMENT

by and among

TIGRESS HOLDINGS, LLC,

RISE FINANCIAL SERVICES, LLC,

AND

SIEBERT FINANCIAL CORP.

October 18, 2022

This REORGANIZATION AGREEMENT, dated as of October 18, 2022 (this “Agreement”), is by and among Tigress Holdings, LLC, a limited liability company organized under the laws of Delaware (“Tigress Holdings”), RISE Financial Services, LLC, a limited liability company organized under the laws of Delaware (“RISE”), and Siebert Financial Corp., a corporation organized under the laws of New York (“Siebert Financial”). Each party referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Tigress Holdings, RISE, and Siebert Financial are parties to that certain Contribution Agreement, dated November 16, 2021 (“Tigress Holdings Contribution Agreement”), whereby (a) Tigress Holdings issued limited liability company interests in Tigress Holdings to Siebert Financial, representing twenty-four percent (24%) of the outstanding membership interests in Tigress Holding; (b) RISE issued limited liability company interests in RISE to Tigress Holdings, representing twenty-four percent (24%) of the outstanding membership interests in RISE; and (c) Siebert Financial issued common stock, $0.01 par value to Tigress Holdings representing the difference in value between the Tigress Holdings membership interests and the RISE membership interests; and

WHEREAS, the Parties desire to restructure the relationship among Tigress Holdings, RISE, and Siebert Financial pursuant to the terms and conditions herein;

NOW THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into the terms hereof, and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I. DEFINITIONS

Section 1.1   Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

(b) “Agents” means, with respect to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

(c) “Agreement” has the meaning set forth in the preamble to this Agreement.

(d) “Business Day” means any day other than a Saturday, Sunday or other day on which banks located in the State of New York are authorized or required by Law to close.

(e) “Closing” has the meaning set forth in Section 2.6.

(f) “Closing Date” has the meaning set forth in Section 2.6.

(g) “Contract” means any written or oral contract, lease, license, indenture, undertaking or other agreement that is legally binding.

(h) “Dollars” or “$” means the lawful currency of the United States.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Financial Statements” means includes all of the following: (a) the balance sheet and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the twelve-month period then ended; and (b) any and all interim financial statements thereafter issued.

(k) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(l) “GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with past practices.

(m) “Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, regulatory, governmental or quasi-governmental entity, including any SRO with competent jurisdiction.

(n) “Indemnitee” means any Person that is entitled to indemnification pursuant to the provisions of this Agreement.

(o) “Indemnitor” means any Party from which a Person is entitled to indemnification pursuant to the provisions of this Agreement.

(p) “Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trademark and service mark applications and registrations, trade dress. logos, trade names, monograms, tag lines, slogans, brand names and domain names, (iii) copyrights, together with all applications, registrations and renewals therefor, (iv) trade secrets (v) source code, object code, databases, instruction manuals and related material.

(q) “Law” means, with respect to any Person, any statute, law, code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person.

(r) “Legal Proceeding” means any legal proceeding (whether at law or in equity) or arbitration before, or any formal investigation by, a Governmental Entity.

(s) “Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

(t) “Losses” has the meaning set forth in Section 3.1.

(u) “Notice of Claim” has the meaning set forth in Section 3.3.1.

(v) “Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.

(w) “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

(x) “Permit” means consent, approval, license, permit, certificate or authorization from any Governmental Entity.

(y) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity.

(z) “Records” means the books and records (including those that are required to be maintained pursuant to Section 17(a) of the Exchange Act, the Commodity Exchange Act, FINRA, state securities and insurance regulators and other applicable rules of any applicable Governmental Entity).

(aa) “RISE” has the meaning set forth in the preamble to this Agreement.

(bb) “RISE Membership Interests” has the meaning set forth in Section 2.1.1.

(cc) “Siebert Financial” has the meaning set forth in the preamble to this Agreement.

(dd) “Siebert Financial Indemnitees” has the meaning set forth in Section 3.2.

(ee) “SRO” means any self-regulatory organization, including FINRA.

(ff) “Tax” or “Taxes” means (a) any United States local, state or federal or foreign income, gross receipts, license, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar including FICA), unemployment, registration, disability, occupation, real property, escheat, unclaimed property, severance, stamp, premium, windfall profits, environmental, customs, duties, capital stock, excise, alternative or add-on minimum, estimated or other taxes of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by a Taxing Authority, including any interest, penalty or addition thereto, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor.

(gg) “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

(hh) “Third Party Claim” has the meaning set forth in Section 3.3.1.

(ii) “Third Party Defense” has the meaning set forth in Section 3.3.2.

(jj) “Tigress Holdings Contribution Agreement” has the meaning set forth in the preamble to this Agreement;

(kk) “Tigress Financial” has the meaning set forth in Section 2.4.2.

(ll) “Tigress Holdings” has the meaning set forth in the preamble to this Agreement.

(mm) “Tigress Holdings Indemnitees” has the meaning set forth in Section 3.1.

(nn) “Tigress Holdings Membership Interests” has the meaning set forth in Section 2.1.3.

Section 1.2   Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include the other genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) the word “or” shall be disjunctive and not exclusive; and (i) any reference to a statute or regulation is to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation includes any successor to the section. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Article II. MEMBERSHIP INTERESTS EXCHANGE AND TRANSFER

Section 2.1   Exchange of Membership Interests in Tigress and RISE; Transfer of Membership Interests in Tigress. Subject to the terms and subject to the conditions of this Agreement:

2.1.1. Tigress Holdings, as of the Closing Date, does hereby transfer, assign and deliver to Siebert Financial all of its rights, title and interests with good, valid and marketable title, free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever, all limited liability company membership interests in RISE that were issued to Tigress Holdings pursuant to the Contribution Agreement and described on Exhibit 2.1(b) to the Contribution Agreement (such membership interests in RISE, hereinafter, “RISE Membership Interests”);

2.1.2. Siebert Financial, as of the Closing Date, does hereby transfer, assign and deliver to Tigress Holdings, all of its rights, title and interests with good, valid and marketable title, free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever, limited liability company membership interests in Tigress Holdings representing seven percent (7.0%) of the aggregate outstanding Tigress Holdings membership interests as of the date of the Tigress Holdings Contribution Agreement);

2.1.3. Tigress Holdings hereby consents to Siebert Financial’s sale of its remaining limited liability company membership interests in Tigress Holdings, which represents seventeen percent (17.0%) of the aggregate outstanding Tigress Holdings membership interests as of the date of the Tigress Holdings Contribution Agreement, to Gloria Gebbia; and

2.1.4. Tigress Holdings hereby waives its rights of first refusal pursuant to Article VII of the Operating Agreement of Tigress Holdings with respect to the transfer of the Tigress Holdings Membership Interest by Siebert Financial to Gloria Gebbia, and Tigress Holdings represents and warrants, jointly and severally, that all Members of Tigress Holdings have delivered to Tigress Holdings written waivers of their rights of first refusal under Article VII of the Operating Agreement.

SECTION 2.3   Board of Director and Officer Resignations; Esayian Compensation

2.3.1 DiBartolo, as of the Closing Date, shall resign from any and all positions with RISE, including as Chief Executive Officer of RISE and as a member of the board of directors of RISE, and resign as a member of the board of directors of Siebert Financial.

2.3.2. DiBartolo and Gary Esayian will each enter into a compensation and release agreement with Siebert Financial in the form attached hereto as Exhibit 2.3.2 providing for the payment by Siebert Financial to DiBartolo and Esayian in the amount equal to the Tigress Holdings’ distribution of cash to Siebert Financial relating to the Tigress Holdings’ 2022 income, which compensation shall be payable upon Siebert Financial’s receipt of such cash distribution.

SECTION 2.4   Assignment of Prime Customers; Tigress Holdings Assumption of RISE Expenses

2.4.1 RISE shall assign to Tigress Financial Partners, LLC, a Delaware limited liability company (“Tigress Financial”) any all rights to prospective prime brokerage customers of RISE who were procured or solicited by RISE from January 1 through the Closing Date (“New Prime Customers”).

2.4.2 Tigress Financial shall assume expenses incurred by RISE after June 30, 2022 on account of services relating to solicitation of New Prime Customers as set forth on Schedule 2.4.2 attached hereto.

SECTION 2.5   Post-Closing Covenants

2.5.1 Tigress Financial shall pay sixty-percent (60%) of all revenue from any source attributable to a customer introduced to Tigress Financial by Hedge Connection, including, but not limited to, margin interest, commissions, and short interest, less direct clearing and execution expenses, to RISE. Such payments will be made monthly to RISE until such time as the aggregate amount paid to RISE under this Section 2.4.2 equals Six Hundred and Fifty Thousand Dollars ($650,000) (For purposes of clarity, “direct clearing and execution expenses” are expenses directly associated with prime brokerage service revenue and do not include commissions payable or any other expenses).

2.5.2 Tigress Financial shall provide to RISE a monthly profit and loss statement with respect to RISE prime brokerage customers and any other financial information related to RISE prime brokerage customers reasonably requested by RISE.

2.5.3 Tigress Financial will cause DiBartolo will use her best efforts to facilitate the termination of the clearing arrangement between RISE and Pershing Securities without RISE incurring termination or other fees.

2.5.4 At such time as Tigress Holdings makes a cash distribution to its members, but in any case not later than December 31, 2022, Tigress Holdings shall pay Siebert Financial twenty-four percent (24%) of any and all distributions to members made by Tigress Holdings until such time as the aggregate distributions paid to Siebert Financial under this Section 2.5.4 equal the the net income allocated to Siebert Financial on Form K-1 for November 2021 and December, 2021. Nothing in this Section 2.5.4 shall impair or constitute a waiver by Siebert Financial of the rights of the holder of the Tigress Holdings’ limited liability company membership interests transferred pursuant to Section 2.1.3 of this Agreement to receive any distributions, including but not limited to, distributions on account of income allocated to Siebert Financial prior to the date of this Agreement.

2.5.5 At such time as Tigress Holdings makes a cash distribution to its members, Tigress Holdings shall pay Siebert Financial twenty-four percent (24%) of any and all distributions to members made by Tigress Holdings until such time as the aggregate distributions paid to Siebert Financial under this Section 2.5.4 equal the net income allocated to Siebert Financial on Form K-1 for 2022 income. Nothing in this Section 2.5.4 shall impair or constitute a waiver by Siebert Financial of the rights of the holder of the Tigress Holdings’ limited liability company membership interests transferred pursuant to Section 2.1.3 of this Agreement to receive any distributions, including but not limited to, distributions on account of income allocated to Siebert Financial prior to the date of this Agreement.

2.5.6 Siebert Financial shall retain all rights of Tigress Holdings members under the Tigress Holdings Operating Agreement, as amended, until such time as distributions paid to Siebert Financial under Section 2.5.4 equal the net income allocated to Siebert Financial on Form K-1 for December 31, 2021.

SECTION 2.6   Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date this Agreement is executed by electronic exchange of the documents (which may be in counterparts) required to be delivered pursuant to Section 2.4 or such other date as the Parties may agree (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

SECTION 2.7   Conditions to Closing

2.7.1 Conditions to Obligations of Tigress Holdings. The obligations of Tigress Holdings to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i) the covenants, agreements and obligations required by this Agreement to be performed and complied with by RISE and Siebert Financial prior to or at the Closing Date shall have been performed and complied with in all material respects prior to or at the Closing Date; and

(ii) at the Closing:

(A) Siebert Financial shall deliver to Tigress Holdings the Tigress Holdings Membership Interests set forth in Section 2.1.2;

(B) Siebert Financial shall transfer to Gloria Gebbia the Tigress Holdings Membership Interests set forth in Section 2.1.3; and

(C) Gloria Gebbia shall enter into a Membership Interest Purchase/Transfer Agreement with Tigress Holdings.

2.7.2 Conditions to Obligations of RISE and Siebert Financial. The obligations of each of RISE and Siebert Financial to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i) the covenants, agreements and obligations required by this Agreement to be performed and complied with by Tigress Holdings prior to or at the Closing Date shall have been performed and complied with in all material respects prior to or at the Closing Date; and

(ii) At the Closing:

(A) Tigress Holdings will deliver to Siebert Financial the RISE Membership Interests;

(B) Tigress Holdings shall cause DiBartolo to tender her resignation as Chief Executive Officer and director of RISE, and as a director of Siebert Financial;

(C) Tigress Holdings shall cause Esayian to deliver the fully executed compensation agreement in the form attached hereto as Exhibit 2.3.2 to Siebert Financial;

(D) Hedge Connection, Inc. and Lisa Vioni shall deliver a fully executed reorganization agreement to Siebert Financial and RISE; and

(E) The board of directors of Siebert Financial shall receive a qualified third-party fairness opinion.

Article III. INDEMNIFICATION

Section 3.1   Indemnification by Siebert Financial. Subject to the limitations set forth herein, after the Closing, Siebert Financial shall indemnify and defend Tigress Holdings against, and shall hold Tigress Holdings, its Agents and its Affiliates, and each of the equity holders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Tigress Holdings Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred by or imposed on such Tigress Holdings Indemnitee to the extent resulting from or arising out of any breach of the covenants or agreements of RISE or Siebert Financial contained in the Tigress Holdings Contribution Agreement or this Agreement.

Section 3.2   Indemnification by Tigress Holdings. Subject to the limitations set forth herein, after the Closing, Tigress Holdings shall indemnify and defend Siebert Financial and RISE against, and shall hold Siebert Financial and RISE, each of their Agents and its Affiliates, and each of the equity holders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Siebert Financial Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred by or imposed on such Siebert Financial Indemnitee to the extent resulting from or arising out of any breach of the covenants or agreements of Tigress Holdings contained in the Tigress Holdings Contribution Agreement or this Agreement.

Section 3.3   Indemnification Procedures for Third Party Claims.

3.3.1 In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (each, a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (each, a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice shall not affect the rights or obligations of such Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitor other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee shall enclose with the Notice of Claim copies of all papers served and received by it with respect to such Third Party Claim, if any, and copies of any other documents received by it that evidence such Third Party Claim.

3.3.2 The Indemnitor shall have the right, but not the obligation, to, within twenty Business Days after the Indemnitees’ compliance with Section 3.3.1, assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that the Indemnitor shall not be entitled to assume the defense of a Third Party Claim to the extent that (i) such Third Party Claim seeks an injunction or other equitable relief against any Indemnitee or (ii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, investigation, suit or proceeding. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for injunctive or equitable relief or does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Third Party Claim with prejudice without the prior written consent of the Indemnitee (not to be unreasonably withheld, delayed or conditioned). The Parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

3.3.3 If the Indemnitor does not assume the Third Party Defense within twenty Business Days after the Indemnitees’ compliance with Section 3.3.1 or the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 3.3.2, the Indemnitee will be entitled to assume the Third Party Defense upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

Section 3.4   Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter for which it is seeking or plans to seek indemnification hereunder and that does not involve a Third Party Claim, such notice shall (a) state that the Indemnitee has paid Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Article IV. RELEASES

SECTION 4.1   Release Among Siebert Financial, RISE, and Tigress Holdings

4.1.1 Upon the Closing Date of the Agreement, Siebert Financial and RISE, on behalf of each of them and each of their present and former members, shareholders, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges Tigress Holdings, and each of Tigress Holdings’ present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all claims, of every kind an nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, in law or in equity, except for any surviving obligations under this Agreement, in consequence of, arising out of, or in any way relating to the Contribution Agreement or this Agreement. Nothing in this Section 4.1.1 shall impair or constitute a waiver by Siebert Financial of claims arising out of its ownership of limited liability company membership interests in Tigress Holdings.

4.1.2 Upon the Closing Date of the Agreement, Tigress Holdings, on behalf of itself and each of its present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges Siebert Financial and RISE, and each of their present and former members, shareholders, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all claims, of every kind an nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, in law or in equity, except for any surviving obligations under this Agreement, in consequence of, arising out of, or in any way relating to the Contribution Agreement or this Agreement, including, but not limited to, all claims for compensation for services rendered to RISE. Nothing in this Section 4.1.2 shall impair or constitute a waiver by Tigress Holdings of claims arising out of its ownership of common stock in Siebert Financial.

SECTION 4.2   Release – General Provisions

Section 4.2.1. Through the releases in this Agreement, the Parties covenant not to institute or file any complaint, lawsuit, arbitration, charge, or other legal processing of any kind against the other concerning any claims released or purported to be released under this Agreement with any local, state, federal, or national agency or court (whether in the United States or elsewhere) at any time hereafter.

Section 4.2.2. The releases contemplated by this Agreement extend to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the Parties’ decision to enter into this Agreement.

THIS RELEASE EXTENDS TO CLAIMS THAT THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE.

Section 4.2.3. Except as otherwise provided in this Agreement, upon the Closing Date, Siebert Financial, RISE, and Tigress Holdings each shall be relieved of all obligations under the Contribution Agreement, except as otherwise set forth in this Agreement.

Article V. REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Agreement, to grant the release contained herein and to perform its obligations hereunder.

(b) The execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

(c) This Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) It (i) knows of no claims against the other Party relating to or arising out of this Agreement or the Contribution Agreement that are not covered by the release contained in this Agreement and (ii) has neither assigned nor transferred any of the claims released herein to any Person or entity and no Person or entity has subrogated to or has any interest or rights in any Claims.

Article VI. TERMINATION

SECTION 6.1   Termination upon Default.

6.1.1 Tigress Holdings may terminate this Agreement by giving written notice to Siebert Financial, without prejudice to any rights or obligations Tigress Holdings may have, if Siebert Holdings or RISE shall have materially breached any of its covenants, agreements, representations, and warranties contained in this Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by Siebert Financial of a notice describing in reasonable detail the nature of such breach.

6.1.2 RISE and Siebert Financial may terminate this Agreement by giving written notice to Tigress Holdings, without prejudice to any rights or obligations RISE and Siebert Financial may have, if Tigress Holdings shall have materially breached any of its covenants, agreements, representations, and warranties contained in this Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by Tigress Holdings of a notice describing in reasonable detail the nature of such breach.

SECTION 6.2   Effect of Termination. In the event that this Agreement is terminated pursuant to Section 6.2, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article III.

Article VII. MISCELLANEOUS

Section 7.1   Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by email, with the original mailed by overnight courier service; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(i)	if to Tigress Holdings, to:

Tigress Holdings, LLC

410 Park Avenue

12th Floor

New York, NY 10022

Attn: Cynthia D. DiBartolo, CEO

with a required copy (which shall not constitute notice) to:

Tigress Holdings, LLC

410 Park Avenue

12th Floor

New York, NY 10022

Attn: Gary Esayian

(ii)	if to RISE, to:

RISE Services, LLC

653 Collins Avenue

Miami Beach, FL 33139

Attention: Andrew Reich

Email: areich@siebert.com

with a required copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Mark T. Hiraide, Esq.

Email: mth@msk.com

(iii)	if to Siebert Financial Corp., to:

Siebert Financial Corp.

653 Collins Avenue

Miami Beach, FL 33139

Attention: Andrew Reich

Email: areich@siebert.com

with a required copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Mark T. Hiraide, Esq.

Email: mth@msk.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice pursuant to this Section 7.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 7.2   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 7.3   Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

Section 7.4  Entire Agreement; Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Except as provided in Article VII, this Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 7.5   Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflicts of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 7.6   Consent to Jurisdiction; Waiver of Jury Trial. With respect to any dispute between the Parties in connection with or arising out of this Agreement, the Parties agree to submit the dispute to arbitration administered by FINRA under the FINRA Code of Arbitration Procedure for Industry Disputes (the “FINRA Code of Arbitration”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The dispute shall be heard exclusively in a location within the State, County and City of New York. The Parties shall attempt to agree to arbitrators from a list generated by FINRA’s Neutral List Selection System pursuant to FINRA Code of Arbitration Rule 13400. However, if they cannot agree to such arbitrators within fourteen (14) days, then the parties agree to utilize the FINRA Neutral List Selection System appointment process to appoint such arbitrators. The arbitration and the hearing will take place pursuant to the FINRA Code of Arbitration. The award shall be made within six months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, including consequential or punitive damages. The arbitrators may determine how the costs and expenses of the arbitration shall be allocated between the parties, but they shall not award attorneys’ fees. With respect to injunctive relief in aid of arbitration, each Party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 7.7   Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 7.8   Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9   Amendments and Waivers.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Tigress Holdings and by RISE. Any term or condition of this Agreement may be waived at any time in writing by the Party against whom such waiver is sought to be entered. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure by any Party to enforce a provision of this Agreement shall be deemed to be or construed as a waiver of the right to enforce same or any other term or condition of this Agreement on any future occasion.

Section 7.10   Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and schedules referred to herein are intended to be and hereby are made a part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TIGRESS HOLDINGS LLC

By:	/s/ Cynthia DiBartolo
Cynthia DiBartolo
Chief Executive Officer

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew H. Reich
Andrew H. Reich
Executive Vice-President, Chief Operating Officer, Chief Financial Officer and Secretary

RISE FINANCIAL SERVICES, LLC

By:	/s/ Andrew H. Reich
Andrew H. Reich
Its Authorized Agent

EXHIBIT 2.4.21

DESCRIPTION	AMOUNT	NOTE

Monthly Consulting Fee - July	$15,000.00	Consulting Contract
Monthly Consulting Fee - August	$15,000.00	Consulting Contract
Monthly Consulting Fee - September	$15,000.00	Consulting Contract
Rise Cap-Intro Event Support - July - Danielle Berman	$3,000.00	Purportedly Approved by Rise Management. Paid by Hedge Connection
Rise Cap-Intro Event Support - August - Danielle Berman	$3,000.00	Purportedly Approved by Rise Management. Paid by Hedge Connection
Becky Swantston	$5,000.00	Purportedly Approved by Rise Management.
Twillio Usage - Virtual Cap-Intro Event - June/July	$75.00	Paid by Hedge Connection. Responsibility of licensor according to License Agreement
Trip to NYC / Deal Ring (9/26 - 9/30)		Event approved as part of the Rise cap-intro program. Event Budget $150,000
Airfare 9/26	$143.60	SRQ - NYC Jet Blue
Airfare 9/30	$375.00	JFK - Bend Alaska Air
Hotel 9/26 - 9/30	$1,893.62	September 26 - 30
Taxi - 9/26	$75.74	Trip from JFK - NYC
Uber - 9/30	$95.00	Trip to NYC - JFK
Lunch 9/27	$49.37	Sant Ambroeus
Dinner 9/27	$54.00	Lavo
Breakfast 9/28	$32.86	Bonsaii
Taxi 9/28	$12.35
Dinner 9/28	$151.30	Marea
Breakfast 9/29	$32.21	Bonsaii
Lunch 9/29	$51.55	Lexington Brass
Event Award	$70.00
Growth Strategy Invoice	$12,548.96

Total Due to Lisa Vioni	$71,660.56

[1]	NTD: Subject to confirmation by Hedge Connection and Lisa Vioni.

EXHIBIT 2.3.2

FORM OF RISE FINANCIAL SERVICES, LLC AGREEMENT FOR CYNTHIA DiBARTOLO AND GARY ESAYIAN